Exhibit 10.3

UNITHOLDER SUPPORT AGREEMENT

UNITHOLDER SUPPORT AGREEMENT, dated as of [●], 2022 (this “Agreement”), by and among Tiga Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Tiga Merger Sub LLC (“Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Acquiror, Grindr Group LLC, a Delaware limited liability company (the “Company”) and certain unitholders of the Company, whose names appear on the signature pages of this Agreement (each, a “Unitholder” and, collectively, the “Unitholders”).

RECITALS

WHEREAS, Acquiror, Merger Sub and the Company propose to enter into, concurrently herewith, a Merger Agreement in the form attached hereto as Exhibit A (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror;

WHEREAS, effective one Business Day prior to the Closing Date and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Companies Law;

WHEREAS, as of the date hereof, each Unitholder is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of the number of units of Series X Ordinary Units of the Company as set forth opposite such Unitholder’s name on Exhibit B hereto (all such units of Series X Ordinary Units of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Unitholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Units”); and

WHEREAS, as a condition and inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.          Agreement to Vote.  During the period commencing from the date hereof and ending on the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 of the Merger Agreement (the “Expiration Time”), each Unitholder, by this Agreement, with respect to such Unitholder’s Units, severally and not jointly, unconditionally and irrevocably agrees to, at any meeting of the unitholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the unitholders of the Company (which written consent shall be delivered promptly, and in any event within forty-eight (48) hours following the date that Acquiror notifies the Company of the effectiveness of the Proxy Statement / Registration Statement ), such Unitholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its, his or her Units to be counted as present thereat for purposes of establishing a quorum, and such Unitholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Units:

(a)          to approve and adopt the Merger Agreement and the Merger and any other matters necessary or reasonably requested by the Company for the consummation of the Merger;

(b)          in any other circumstances upon which a consent or other approval is required under the Company organizational documents or otherwise sought with respect to, or in connection with, the Merger Agreement or the Merger, to vote, consent or approve (or cause to be voted, consented or approved) all of such Unitholder’s Units held at such time in favor thereof;

(c)          against (i) any merger, recapitalization or business combination transaction, or any sale of substantial assets involving the Company or its subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”), or any proposal relating to an Acquisition Transaction (in each case, other than the Business Combination) and (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and

(d)          against any action, agreement, transaction or proposal that would (i) impede, delay, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (ii) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would otherwise reasonably be expected to result in the failure of the Merger from being consummated.  Each Unitholder acknowledges receipt and review of a copy of the Merger Agreement and that the obligations of each Unitholder specified in this Section 1 shall apply whether or not the Merger is recommended by the Board of Managers of the Company or the Board of Managers of the Company has previously recommended the Merger but changed such recommendation.

Each Unitholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.  Notwithstanding the foregoing, such Unitholder shall not vote or provide consent with respect to any of its, his or her Units to the extent such Unitholder or the holders of units of such Unitholder is not a director, officer or affiliate of the Company or holder of Units representing greater than 5% of the outstanding units of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude Acquiror from filing with the SEC the Proxy Statement / Registration Statement on Form S-4 as contemplated by the Merger Agreement.

2.          Transfer of Units.  Hereinafter until the Expiration Time, each Unitholder severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Units or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Merger Agreement or to another unitholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units; provided, that the foregoing shall not prohibit the transfer of the Units (A) if Unitholder is an individual (1) to any unitholder of such Unitholder’s immediate family, or to a trust for the benefit of Unitholder or any member of Unitholder’s immediate family, the sole trustees of which are such Unitholder or any member of such Unitholder’s immediate family or (2) by will, other testamentary document, under the laws of intestacy or by virtue of laws of descent and distribution upon the death of Unitholder; or (B) if Unitholder is an entity, a partner, member, or affiliate of Unitholder, but only if, in the case of clause (A) and (B), such transferee shall concurrently execute this Agreement or a joinder agreeing to become a party to this Agreement. Any attempted transfer of Units or any interest therein in violation of this Section 2 shall be null and void.

3.          No Solicitation of Transactions.  During the period commencing on the date hereof and ending on the Expiration Time, each of the Unitholders severally and not jointly, agrees not to, directly or indirectly (through any affiliate, officer, director, representative, agent or otherwise), (a) solicit, initiate or knowingly encourage, facilitate or continue inquiries regarding (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the Merger Agreement or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Company Acquisition Proposal in violation of the Merger Agreement.  Each Unitholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal (other than the transactions contemplated by the Merger Agreement) to the extent required by the Merger Agreement.  If any Unitholder receives any inquiry or proposal with respect to a Company Acquisition Proposal, then such Unitholder shall promptly (and in no event later than twenty-four (24) hours after such Unitholder become aware of such inquiry or proposal) (i) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Unitholder from considering such inquiry or proposal and (ii) advise the Company of such inquiry or proposal.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

1.          Representations and Warranties.  Each Unitholder severally and not jointly, represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)          (i) if such Unitholder is a natural person, he or she has all the requisite power, legal capacity, and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Unitholder is not a natural person, (A) is a legal entity duly incorporated, formed or organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Unitholder and, subject to the due execution and delivery of this Agreement by each other party, constitutes a legally valid and binding agreement of such Unitholder enforceable against such Unitholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)          The execution, delivery and performance by such Unitholder of this Agreement and the consummation by such Unitholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Unitholder, (ii) (other than the filings, notices and reports pursuant to, in compliance with or required to be made under the HSR Act and the Exchange Act) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any pledge, lien, encumbrance or any other security interest on any Units (other than under this Agreement, the Merger Agreement and the agreements contemplated by the Merger Agreement) or (iv) if such Unitholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Unitholder’s governing documents.

(c)          As of the date of this Agreement, each Unitholder is the record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, and has good and valid title to, all of such Unitholder’s Units set forth opposite the Unitholder’s name on Exhibit B free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, and (iii) the Company’s certificate of formation and operating agreement. As of the date of this Agreement, each Unitholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Units, execute and deliver this Agreement, and such Unitholder does not own, directly or indirectly, any other Units. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Unitholder. Other than the Units set forth opposite such Unitholder’s name on Exhibit B, such Unitholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)          Litigation. There are no Actions pending against such Unitholder, or to the knowledge of such Unitholder threatened against such Unitholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Unitholder of its, his or her obligations under this Agreement.

(d)          Adequate Information. Each Unitholder is a sophisticated unitholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated hereby and has independently and without reliance upon Acquiror or the Company and based on such information as such Unitholder has deemed appropriate, made its, his or her own analysis and decision to enter into this Agreement. Each Unitholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Unitholder acknowledges that the agreements contained herein with respect to the Units held by such Unitholder are irrevocable.

(e)          Reliance. Each Unitholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Unitholder contained herein.

(f)          Acknowledgment. Each Unitholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Unitholder. Each Unitholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement.

ARTICLE III

TERMINATION; MISCELLANEOUS

1.          Termination.  This Agreement and the obligations of the Unitholders under this Agreement shall automatically terminate upon the earliest of (a) the Expiration Time and (b) as to each Unitholder, the effective date of a written agreement of the parties hereto terminating this Agreement.  Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 3.1 shall relieve any party of liability for any breach of this Agreement occurring prior to termination.  The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

2.          Miscellaneous.

(a)          Fees. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)          Fiduciary Duty as Director. Acquiror acknowledges and agrees that each Unitholder’s obligations hereunder are solely in its capacity as a unitholder of the Company, and that none of the provisions herein set forth shall be deemed to restrict or limit any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Unitholder to the board of directors of the Company) of the Unitholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Unitholders.

(c)          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 2(c)):

Tiga Acquisition Corp.
Ocean Financial Centre
Level 40, 10 Collyer Quay
Singapore 049315
Attn: Ashish Gupta
E-mail: agupta@tigainvestments.com

with a copy (which shall not constitute notice) to:

Milbank LLP
12 Marina Boulevard, #36-03
Marina Bay Financial Centre Tower 3
Singapore 018982
Attn: David H. Zemans
Email: dzemans@milbank.com

and

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attn: Neil Whoriskey and Rod Miller
E-mail: nwhoriskey@milbank.com and rmiller@milbank.com

If to the Company, to:

Grindr Group LLC
750 N San Vicente Blvd
Hollywood, CA 90069
Attention: Bill Shafton
Email: bill@grindr.com

with copies (which shall not constitute notice) to:

Cooley LLP
101 California St, 5th Floor
San Francisco, CA 94111-5800
Attention: Garth Osterman
    David Peinsipp
Email: gosterman@cooley.com; dpeinsipp@cooley.com

If to a Unitholder, to the address or email address set forth for Unitholder on the signature page hereof.

(d)          Amendments. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Unitholders.

(e)          Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Acquiror’s and the Company’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Unitholder shall be liable for the breach by any other Unitholder of this Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto, and any such assignment without such consent shall be null and void.

(f)          Further Assurances. Each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(g)          No Challenges. Each Unitholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of Acquiror, Merger Sub, the Company or any of their respective successors or directors or members, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing in this Section 2(g) shall limit, amend or waive any rights or obligations of any party to the Merger Agreement or any Ancillary Agreement for any claim based on, in respect of or by reason of such rights or obligations.

(h)       Miscellaneous. The provisions of Sections 1.2 (Construction), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.12 (Publicity), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial); and Section 11.15 (Enforcement) of the Merger Agreement shall apply mutatis mutandis to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIGA ACQUISITION CORP.

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	President

[Signature Page – Unitholder Support Agreement]

TIGA MERGER SUB LLC

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Officer

[Signature Page – Unitholder Support Agreement]

GRINDR GROUP LLC

By:	/s/ James Lu
Name:	James Lu
Title:	President and Secretary

[Signature Page – Unitholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SAN VICENTE GROUP HOLDINGS LLC

By:	/s/ James Lu
Name:	James Lu
Title:	President and Secretary

Address:	428 East Street Ste E
Grinnell, IA 50112

Email:	james@longviewcapital.org

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[UNITHOLDER NAME]

By:
Name:
Title:

Address:

Email:

[Signature Page – Unitholder Support Agreement]

EXHIBIT A

Merger Agreement

[See attached.]

[Signature Page – Unitholder Support Agreement]

EXHIBIT B

Company Unitholders

Unitholder Name	Units of Series X Ordinary Units
[●]	[●]

[Signature Page – Unitholder Support Agreement]